Exhibit 99.1

Contact:
John Kane
Dynasil Corporation of America
Phone: (856) 767-4600
Email:  jkane@Dynasil.com

                  Dynasil Announces New CEO

WEST BERLIN, N.J.- September 23, 2004 - Dynasil Corporation of America (OTCBB: DYSL), fabricator of optical blanks from synthetic fused silica, fused quartz, and other optical materials for the semi-conductor, laser, space and optical components industries announced today that Mr. Craig T.
Dunham has accepted the position of President and CEO, effective October 1, 2004.

Mr. Dunham recently served as Vice President/ General
Manager for a division of Kimble Glass. Previously, he held a broad range of leadership positions during 20 years at Corning Incorporated in the glass, ceramics, and photonics industries. In addition to his strong educational background with a B.S. Engineering and MBA from Cornell
University, he brings extensive business leadership experience including acquisitions and integration.

In addition to assuming the position of President and CEO, Mr. Dunham will also acquire 1,000,000 shares of Dynasil
Corporation of America common shares in a private equity placement with the Company and received a warrant to purchase up to an additional 1,200,000 shares.

The current President and CEO, John Kane, has committed to work closely with Mr. Dunham over the next two months to facilitate a smooth transition.

About Dynasil: Founded in 1960, Dynasil Corporation of
America is a fabricator of optical blanks from synthetic fused silica, fused quartz and other optical materials. For over four decades, Dynasil has provided high quality synthetic fused silica and fused quartz products to customers for a wide and ever increasing range of applications.

This news release may contain forward-looking statements usually containing the words "believe," "expect," or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act. Future results of operations, projections, and expectations, which may relate to this release, involve certain risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, the factors detailed in the Company's Annual Report or Form 10-KSB and in the Company's other Securities and Exchange Commission filings, continuation of existing market conditions and demand for our products.